Exhibit 10.16

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

First Amendment to the Product Development and License Agreement

THE PARTIES

Ghent University, public institution with legal personality, having its administrative offices in Belgium, B-9000 Gent, Sint-Pietersnieuwstraat 25 and duly represented by Prof. dr. Luc Moens, vice-rector (hereinafter referred to as “University”)

AND

Biovail Laboratories International SRL (successor in interest to Biovail Laboratories Incorporated), a society with restricted liability organized under the laws of Barbados and having a principal place of business at Welches Christ Church, Barbados, West Indies, BB17154 (hereinafter referred to as “Biovail”)

AND

Professor Jean-Paul Remon, living at John Youngestraat 14 B-9090 Melle, Belgium (hereinafter referred to as “Remon”).

PREAMBLE

Whereas, the parties have entered into a Product Development and License Agreement dd. May 31, 2000 (hereinafter the “Agreement”);

Whereas, University has requested Biovail to make payment of future royalties due to University in EURO;

Now, therefor, it is agreed by and between the parties as follows:

Article 1.                                            Subject

1.1                                 Article 8.4. of the Agreement shall as of the date of this amendment be deleted and replaced by following:

The royalties required by paragraph 8.1 shall be due and payable within sixty (60) days of the end of March, June, September and December with respect to sales of the Royalty Bearing Product in the three (3) month periods ending on last days of March, June, September and December. Such royalties shall be paid to the Licensors, to such bank account as the Licensors may designate. {***}† of the royalties which in accordance with paragraph 8.10 are due to Remon or his assigns shall be paid in U.S. dollars. {***}† of the royalties which in accordance with paragraph 8.10 are due to University shall be paid in EURO. The royalties payable to University shall be calculated in U.S. dollars and be converted into EURO on the due date of payment (or the earlier date on which payment is made) using the conversion rate listed on the European Central Bank website. Biovail shall on payment of royalties submit a written statement summarizing on a country by country basis the accrual of the royalties in question together with a copy of quotations of the main banker of Biovail on the currency rates in question and shall provide reasonable detail on the U.S. dollar/EURO conversion of the royalties due to University.

Article 2.                                            Miscellaneous

2.1                                 All other provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT IN THREE (3) ORIGINAL COPIES ON JULY 21, 2009

For Ghent University		GEZIEN EN GOEDGEKEURD ZIEN

/s/ P. Van Cauwenberge		/s/ Yannick de Clercq
27 Aug 2009
YANNICK DE CLERCQ
Prof. dr. Luc Moens	Prof. Dr. P. Van Cauwenberge Rector	REGERINGSCOMMISSARIS
Vice-Rector of the University

For Biovail Laboratories International SRL

/s/ Fitzroy Bardouille
Fitzroy Bardouille
Vice-President, Finance

For Professor Jean-Paul Remon

/s/ Jean-Paul Remon
Jean-Paul Remon

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.